EXHIBIT 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Universal Security Instruments, Inc. and Subsidiary on Form S-8 (File No. 333-182633) of our report dated July 15, 2019, with respect to our audits of the consolidated financial statements of Universal Security Instruments, Inc. and Subsidiary as of March 31, 2019 and 2018, and for the years then ended, which report is included in this Annual Report on Form 10-K of Universal Security Instruments, Inc. and Subsidiary for the year ended March 31, 2019.

/s/ Marcum llp

Marcum llp
Philadelphia, Pennsylvania
July 15, 2019